EXHIBIT 2.1

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 2 (this “Second Amendment”) to that certain Asset Purchase Agreement dated as of April 24, 2013 (as amended by Amendment No. 1 dated June 14, 2013, the “Purchase Agreement”) is entered into as of August 29, 2013 (the “Effective Date”) by and between Kindred Healthcare Operating, Inc. (the “Seller”), Vibra Healthcare II, LLC (the “Purchaser”), for purposes of Section 8.9, Section 8.10 and Article IX of the Purchase Agreement, Kindred Healthcare, Inc. (the “Parent”) and for purposes of Section 5.5, Section 5.6, Section 6.4 and Section 11.13 of the Purchase Agreement, Vibra Healthcare, LLC (the “Guarantor”).

Background

A. Capitalized terms used in this Amendment that are not otherwise defined shall have the respective meanings given to them in the Purchase Agreement.

B. Pursuant to Section 11.4 of the Purchase Agreement, the Parties desire to amend certain provisions of the Purchase Agreement pursuant to the terms and conditions of this Second Amendment.

Agreement

In consideration of the foregoing background and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the parties agree as follows:

1. Sale of Assets.

a. Assigned Contracts. Section 2.1(c) of the Purchase Agreement is amended to delete and replace clause (ii) thereof with the following:

(ii) those Contracts listed on Schedule 2.1(c)(ii) with the Seller or an Affiliate of the Seller; provided that the Existing Therapy Services Agreements set forth on such schedule shall be assigned only in the event that the Purchaser has not executed New Therapy Service Agreements in accordance with Section 6.8(e) (collectively, the “Assigned Contracts”);

b. Purchased Books and Records. Section 2.1(e) of the Purchase Agreement is amended and restated as follows:

(e) (i) all business and financial records, employee files of the Transferred Employees if and to the extent permitted by applicable Law (including privacy laws), data, and books of account (or true copies thereof) of the Seller or any Seller Party exclusively related to the operation of the Business at the Transferred Facility, (ii) all original medical records, medical and financial information and admission agreements regarding current patients of the Transferred Facility as of the Effective Time in the possession of the Seller or any Seller Party, whether printed or computerized, and (iii) (A) with respect to Kindred Hospital – Sacramento, Kindred Hospital Park View – Central Massachusetts, Kindred Hospital Park View, Kindred Hospital Charleston and Kindred Transitional Care and Rehabilitation – the Meadows, all original printed medical records regarding patients of any such Transferred Facility prior to the Effective Time in the possession of the Seller or any Seller Party, and (B) with respect to Kindred Hospital Lafayette, all radiology studies regarding patients of such Transferred Facility prior to the Effective Time in the possession of the Seller or the applicable Seller party (collectively, the “Purchased Books and Records”);

c. Leased Real Property. Section 2.1(i) of the Purchase Agreement is amended and restated as follows:

(i) the Leased Real Property related to the Transferred Facility, including all right, title and interest of the Seller under any applicable Real Property Leases and Tenant Leases and all cash security deposits thereunder, provided that, with respect to the Transferred Facility known as Kindred Hospital Amarillo, (i) the applicable Seller Party and Vibra Hospital of Amarillo, LLC shall enter into a sublease agreement in the form attached as Annex A to the Second Amendment and (ii) the Guarantor shall deliver to the Seller a guaranty in the form attached as Annex B to the Second Amendment;

2. Policies and Procedures. For a period of thirty (30) days from the applicable Closing Date, the Seller shall permit the Purchaser to use the policies and procedures of the applicable Seller Party at such Transferred Facility. The Purchaser hereby acknowledges and agrees that it shall treat such policies and procedures as Seller Confidential Information in accordance with Section 6.5(d) of the Purchase Agreement.

3. Kindred Hospital Peoria. The Parties acknowledge that landlord consent to the assignment of the Real Property Lease related to the Facility known as Kindred Hospital Peoria (the Peoria Facility”) has not been, and will not be, obtained. Accordingly, and for the avoidance of doubt, (a) the Peoria Facility shall not be a Transferred Facility; (b) the Purchase Price payable by the Purchaser at the Closing shall not include the amount set forth opposite the Peoria Facility on Schedule 2.5; (c) the Purchaser shall not purchase any equity interest in the Peoria JV, and no properties, rights or assets related to the operation of the Business at the Peoria Facility shall be sold, conveyed, transferred, assigned or delivered to the Purchaser, pursuant to Section 2.1 of the Purchase Agreement; (d) no Liabilities related to the operation of the Business at the Peoria Facility shall be assumed by the Purchaser pursuant to Section 2.3 of the Purchase Agreement; (e) those individuals listed on Schedule 1.1(qqqq) with respect to the Peoria Facility are hereby deleted therefrom; (f) the Purchaser shall have no obligations with respect to JV Employees pursuant to Section 6.6 and Section 6.7 of the Purchase Agreement; (g) the Peoria Facility shall not be considered a “Facility” for purposes of testing the condition in Section 7.1(b)(vii)(B) and Section 7.2(b)(vii)(B) of the Purchase Agreement; and (h) the amount set forth opposite the Peoria Facility on Schedule 7.1(b)(vii) shall be deleted and the total amount set forth on such Schedule reduced thereby.

4. Purchase Price; Closing Deliverables. Notwithstanding anything to the contrary in the Purchase Agreement:

a. prior to the Initial Closing Date, the Seller, the Purchaser and Fidelity National Title Insurance Company (the “Escrow Agent”) shall enter into an Escrow Agreement substantially in the form attached hereto as Annex C (the “Escrow Agreement”) with respect to the Closing Amount (as defined below) and the documents required to be delivered by the Parties on the Initial Closing Date (the “Closing Deliverables”);

b. the Purchaser shall pay into escrow the Purchase Price applicable to the Transferred Facilities as set forth on Annex L attached hereto (the “Closing Amount”), pursuant to the terms of the Escrow Agreement;

c. all Closing Deliverables shall be held in escrow by the Title Agent pursuant to the terms of the Escrow Agreement;

d. the Closing Amount shall be automatically and irrevocably released as of the Effective Time; and

e. subject to satisfaction of the conditions for release set forth in the Escrow Agreement, all Closing Deliverables shall be automatically released as of the Effective Time.

5. Initial Closing Date. Notwithstanding anything to the contrary in Section 3.1(a) of the Purchase Agreement, subject to satisfaction or waiver of all Closing Conditions with respect to the Initial Closing on or prior to such date: (i) the Initial Closing shall be held at 10:00AM, New York time, on August 30, 2013 at the offices of Cleary Gottlieb Steen and Hamilton LLP, 1 Liberty Plaza, New York, New York; and (ii) the Initial Closing Date shall be deemed to be September 1, 2013.

6. Employment Offers. The Seller hereby agrees to waive the requirement set forth in Section 6.6(b) of the Purchase Agreement that the Purchaser’s offer of employment to all of the employees listed on Schedule 4.11(a) of the Disclosure Schedules, as updated pursuant to Section 6.6(a) of the Purchase Agreement, be in writing. For the avoidance of doubt, all other provisions of Section 6.6(b) shall remain in full force and effect.

7. New Therapy Services Agreements. Section 6.8 of the Purchase Agreement is amended to add the following paragraph (e) at the end thereof:

(e) On or prior to the applicable Closing Date, the Purchaser shall enter into a new Contract (each a “New Therapy Services Agreement”) with Kindred Rehab Services, Inc. with respect to each Transferred Facility (other than Kindred Hospital Amarillo and Kindred Rehabilitation Hospital Amarillo), in the form provided by Kindred Rehab Services, Inc. to replace the existing therapy services agreement for such Transferred Facility set forth on Schedule 2.1(c)(ii) (each an “Existing Therapy Services Agreement”). The New Therapy Services Agreements shall replace the Existing Therapy Services Agreement for the Transferred Facilities; provided that, if the Parties fail to execute and deliver a New Therapy Services Agreement for any Transferred Facility (other than Kindred Hospital Amarillo and Kindred Rehabilitation Hospital Amarillo), then the Purchaser shall assume the Existing Therapy Services Agreement for such Transferred Facility.

8. Closing Conditions.

a. Acceptable Landlord Consent; Release of Lease Guaranties. Notwithstanding anything to the contrary in the Purchase Agreement,

i. the Seller waives the condition in Section 7.1(a)(iv) and Section 7.1(c)(v), as applicable, with respect to the Transferred Facility known as:

1. Kindred Rehabilitation Hospital Amarillo upon receipt of a lease termination executed by the applicable landlord substantially similar to the form attached hereto as Annex D;

2. Kindred Hospital Lafayette and Kindred Hospital Tulsa upon receipt of a lease termination (including, in each case, a release of the applicable Lease Guaranty) executed by the applicable landlord substantially similar to the form attached hereto as Annex E;

3. Kindred Hospital Amarillo upon receipt of a (A) sublease agreement in the form attached hereto as Annex A, executed by the Purchaser or its assignee, (B) guaranty in the form attached hereto as Annex B, executed by the Guarantor and (C) consent to sublease substantially in the form attached hereto as Annex F, executed by the applicable landlord; and

4. Kindred Hospital – Corpus Christi upon receipt of (A) a side letter agreement in the form attached hereto as Annex G, executed by the Purchaser, and (B) a guaranty in the form attached hereto as Annex H, executed by the Guarantor ; and

ii. the Purchaser waives the condition in Section 7.1(a)(iv) of the Purchase Agreement with respect to the Transferred Facilities known as Kindred Rehabilitation Hospital Amarillo, Kindred Hospital Lafayette, Kindred Hospital Tulsa and Kindred Hospital Amarillo, provided that, with respect to Kindred Hospital Amarillo, the Purchaser shall have received a sublease agreement in the form attached hereto as Annex A, executed by the Seller or the applicable Seller Party.

b. Lease Assignment and Assumption Agreement and Midcap Letter Agreement. Section 7.1(b)(iv) of the Purchase Agreement is amended to add the word “substantially” before each of the phrases “in the form attached hereto as Exhibit F” and “in the form attached hereto as Exhibit D.”

c. Delivery of Lease Assignment and Assumption Agreement. Notwithstanding anything to the contrary in the Purchase Agreement, neither Party shall be required to execute or deliver a Lease Assignment and Assumption Agreement with respect to Kindred Rehabilitation Hospital Amarillo, Kindred Hospital Lafayette, Kindred Hospital Tulsa or Kindred Hospital Amarillo as a Closing Condition for any such Transferred Facility.

d. Average Length of Stay. Section 7.1(b)(vii) of the Purchase Agreement is amended to replace clause (A) thereof with the following:

(A) the Average Length of Stay at each of the Hospitals being transferred at the Initial Closing is greater than twenty-five (25) days for the periods that are (1) five (5) calendar months immediately prior to August 30, 2013 and (2) six (6) calendar months immediately prior to August 30, 2013 and

9. Preservation and Access to Records after the Closing. Section 8.4 of the Purchase Agreement is deleted in its entirety and replaced with the following:

8.4 Preservation and Access to Records after the Closing.

(a) To the extent required by any applicable Law, the Parties agree to make available to the Comptroller General of the United States, the Department of Health and Human Services and their duly authorized representatives, the books, documents and records of the Parties and such other information as may be required by the Comptroller General or Secretary of Health and Human Services to verify the nature and extent of the costs of services provided by the Parties under the Contracts in connection with the Facility. If the Parties carry out the duties of any Contract through a subcontract worth $10,000 or more over a twelve (12) month period with a related organization, the subcontract will also contain as access clause to permit access by the Secretary, Comptroller General and their representatives to the related organization’s books and records.

(b) From and after the applicable Closing Date, to the extent allowed by applicable Law, the Purchaser shall, in the Ordinary Course of Business and as required by applicable Law, keep and preserve all Purchased Books and Records (including patient records that constitute Purchased Books and Records) of each Transferred Facility existing as of the applicable Closing and located at such Transferred Facility that constitute a part of the Purchased Assets delivered to the Purchaser at such Closing. The Purchaser acknowledges that as a result of entering into this Agreement and operating the Facilities it will gain access to patient and other information which is subject to applicable Law concerning confidentiality. The Purchaser agrees to abide by any such applicable Law relating to the confidential information it acquires. The Purchaser, on its own behalf, agrees to maintain the patient records delivered to the Purchaser at each Closing in accordance with applicable Law (including, if applicable, Section 1861 (v)(I)(l) of the Social Security Act (42 U.S.C. §1395(v)(1)(1)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at each Transferred Facility on and after the applicable Closing. Upon reasonable Notice, during normal business hours, at no cost or expense of the Seller (unless otherwise agreed upon by the Parties), the Purchaser will afford to the representatives of the Seller, including its counsel and accountants, full and complete access to, and at the sole cost and expense of the Seller (unless otherwise agreed upon by the Parties) copies of, (or, if requested by the Seller, the Purchaser will make copies at the Seller’s expense) the Purchased Books and Records (including, without limitation, access to protected health information (“PHI”) of patients treated by the Seller or its Affiliates at the applicable Transferred Facility for permissible purposes under HIPAA (the “Permitted Purpose”)). Upon reasonable Notice, during normal business hours and at no cost or expense of the Seller (unless otherwise agreed upon by the Parties), the Purchaser shall also make its officers and employees available to Seller at reasonable times and places after the Closing. Any access to the Transferred Facility, their records or the Purchaser’s personnel granted to Seller in this Agreement shall be upon the condition that any such access will not materially interfere with the business operations of the Purchaser.

(c) In connection with (i) the transition of the Transferred Facility pursuant to the transaction under this Agreement, and (ii) the Seller’s rights to the Excluded Assets, the Purchaser shall after the Closing Date give the Seller and its representatives access during normal business hours to the Purchaser’s books, accounts and records and all other relevant documents and information with respect to the assets, liabilities and business of each Transferred Facility as representatives of the Seller may from time to time reasonably request, all in such manner as not to unreasonably interfere with the Purchaser’s business or with the operations of such Transferred Facility. The Purchaser shall also provide reasonable access to its employees as reasonably required by the Seller and its counsel (including access to obtain the assistance of the Purchaser’s employees to allow the Seller to prepare its final Cost Report), all in such manner as not to unreasonably interfere with the Purchaser’s business or with the operations of the Transferred Facility. The Seller shall coordinate its activities contemplated by this Section 1.1(c) through such person as is designated by the Seller through written notification to the Purchaser. Such documents and other materials shall be copied by the Purchaser for the Seller at Seller’s expense. The Seller shall reimburse the Purchaser for the Purchaser’s reasonable out-of-pocket costs incurred in connection with the Seller’s access to documents, information and the Purchaser’s personnel.

(d) The Purchaser and its representatives shall be given access by the Seller during normal business hours, to the extent reasonably needed by the Purchaser for business purposes, to all Excluded Assets, including documents, records, correspondence, work papers, and other documents retained by the Seller pertaining to any of the Purchased Assets or with respect to the operation of the Transferred Facility on or prior to the Closing Date (including accounts receivable, Cost Reports, and with respect to PHI of persons who are not patients of a Transferred Facility at the applicable Closing Date for a Permitted Purpose), all in such manner as to not interfere unreasonably with the Seller’s business. Such documents and other materials shall be copied by the Seller for the Purchaser at the Purchaser’s expense. The Purchaser shall reimburse the Seller for the Seller’s reasonable out-of-pocket costs incurred in connection with this Section 1.1(d).

(e) The Purchaser has requested, and the Seller has agreed to provide to the extent allowed by applicable Law, access to certain medical records of former patients of the Transferred Facilities that are not Purchased Books and Records (the “Retained Medical Records”) upon the terms and subject to the following conditions:

(i) with respect to printed Retained Medical Records for the periods on or prior to December 31, 2011 that are stored at a third-party storage facility (each, a “Storage Facility”) as of the applicable Effective Time:

(A) the Seller, on its own behalf, shall continue to store such printed Retained Medical Records at such Storage Facility for such period as is required by applicable Law;

(B) the Seller shall give designated employees of the Purchaser (“Permitted Employees”) reasonable access during normal business hours to such printed Retained Medical Records, and shall make copies of such records for the Purchaser, in each case upon reasonable prior notice and only to the extent reasonably required for treatment purposes of only those patients in the Transferred Facilities with whom the Purchaser has a treatment relationship (the “Treatment Purpose”); and

(ii) with respect to all printed Retained Medical Records of each Transferred Facility for the period from and including January 1, 2012 through the applicable Effective Time (the “Locally Stored Medical Records”):

(A) the Seller agrees to store the Locally Stored Medical Records at such Transferred Facility until a date that is twelve (12) months from the applicable Effective Time (the “Removal Date”);

(B) the Purchaser agrees to preserve and protect such printed Locally Stored Medical Records in the same manner and to the same extent as the Purchaser preserves and protects printed medical records created by the Purchaser;

(C) the Purchaser shall segregate and keep apart all such printed Retained Medical Records from any medical records created after the applicable Effective Time;

(D) throughout all times that any Locally Stored Medical Records are stored at a Transferred Facility, the Purchaser shall only permit the Permitted Employees to access and copy such Locally Stored Medical Records for Treatment Purposes;

(E) after the Removal Date, all Locally Stored Medical Records shall be removed from the Transferred Facilities and promptly delivered to the Storage Provider by the Purchaser, at the Seller’s expense. Prior to the Removal Date, the Seller may, in its reasonable discretion, remove any Locally Stored Medical Records.

(F) Upon removal of the Locally Stored Medical Records, the Purchaser shall not be entitled to make any copies, or have access to, any such Locally Stored Medical Records. Any request for access to the Locally Stored Medical Records after the Removal Date shall be directed to the Seller’s record retention department and shall be granted, in the Seller’s reasonable discretion, only for the Permitted Purpose to the extent permitted by applicable Law.

(iii) With respect to any electronic Retained Medical Records of each Transferred Facility, the Seller will grant Permitted Employees read-only and print access to the Seller’s applicable electronic medical records database (the “Database”) for Treatment Purposes for a period of thirty (30) days from and after the applicable Effective Time. Notwithstanding the foregoing, the Seller shall provide the Purchaser with printed records from the Database, upon written request from the Purchaser, but only for Treatment Purposes to the extent permitted by applicable Law, for such period as is required by applicable state Law for the Facilities known as Kindred Hospital – Sacramento, Kindred Hospital Park View – Central Massachusetts, Kindred Hospital Park View, Kindred Hospital Charleston and Kindred Transitional Care and Rehabilitation – the Meadows.

(f) The Purchaser agrees (i) that it will not, nor will it allow its Permitted Employees, to access, use or disclose PHI outside of the scope of Treatment Purposes without first obtaining the written consent of the Seller; (ii) to promptly notify the Seller of any access, use, or disclosure of any PHI not expressly permitted hereunder; and (iii) to comply with, and to cause the Permitted Employees to comply with, all applicable Laws, including HIPAA, in accessing, using, or disclosing PHI for Treatment Purposes. In accessing, using and disclosing the Database for Treatment Purposes, the Purchaser agrees that both it and its Permitted Employees must make independent and informed professional judgments based upon patients’ condition and symptoms, and the Seller shall have no obligations of any kind related directly or indirectly to any failure to exercise such professional judgment. Under no circumstances will the Seller be liable for any direct, indirect, incidental, consequential or special damages of any nature or kind whatsoever in connection with the Purchaser’s reliance on PHI for Treatment Purposes or failure to exercise such professional judgment.

(g) The Purchaser agrees to indemnify and hold the Seller harmless for any and all Losses resulting from (i) any loss, damage or destruction of, and any breach of applicable Law (including HIPAA) with respect to, any PHI stored at a Transferred Facility pursuant to this Section 8, (ii) any and all breaches, accesses, uses, and disclosures outside the scope of the Permitted Purpose related to the Purchaser’s or the Permitted Employees’ access to the Database during the Permitted period; (iii) any use or disclosure by the Purchaser or its Permitted Employees of any PHI contained in the Purchased Books and Records not permitted by applicable Law occurring on or after the Effective Time, and (iv) any use or disclosure of any PHI contained in the Retained Medical Records disclosed to Purchaser by Seller pursuant to the terms of this Agreement that are not authorized by this Agreement or by applicable Law.

(h) Notwithstanding anything to the contrary, the Purchaser shall forward to the Seller any and all claim-specific notifications that it may receive from Medicare, Medicaid or any commercial payor (including medical review requests and notices related to any claims appeals or denials) relating to patients discharged from any Transferred Facility prior to the applicable Effective Time within five (5) Business Days of receipt by the Purchaser; provided, however, that the Purchaser shall forward any such notification to the Seller sooner if necessary for the Seller to comply with a deadline stated in such notification.

10. Seller’s Medicare Bank Accounts. In furtherance of Section 8.3(a) of the Purchase Agreement, the Parties hereby agree that any charges, fees and expenses of the depositary with respect to the Seller’s Medicare Bank Accounts or the services provided under the Account Control Agreement with respect to such accounts shall be paid from a separate account maintained by the Seller, and the Purchaser shall promptly reimburse the Seller for any such charges, fees or expenses billed thereto.

11. Assignment. Pursuant to Section 11.6 of the Purchase Agreement, the Purchaser, by separate instruments of assignment, will assign to the Purchaser’s Permitted Assignees, as set forth on the Schedule of Assignments attached hereto as Annex I, certain rights, interests or obligations under the Purchase Agreement (including the right of the Purchaser to acquire certain of the Purchased Assets at the Initial Closing) as described in the Deeds, the Lease Assignment and Assumption Agreements and the Bills of Sale and Assignment and Assumption Agreements (collectively, the “Assigned Obligations”). Notwithstanding such assignment, the Purchaser shall remain liable to the Seller for the performance of the Assigned Obligations in accordance with the terms and conditions of the Purchase Agreement.

12. Schedules.

a. Schedule 1.1(a) is deleted in its entirety and replaced with Schedule 1.1(a) attached hereto as Annex J.

b. Schedule 1.1(eeeeeee) is deleted in its entirety and replaced with Schedule 1.1(eeeeeee) attached hereto as Annex K.

c. Schedule 2.1(b) is deleted in its entirety and replaced with Schedule 2.1(b) attached hereto as Annex L.

d. Schedule 2.1(c)(i) is amended to add that certain Hospital Therapy Services Agreement, dated January 1, 2012, by and between SCCI Hospital Ventures, Inc. d/b/a Kindred Hospital Amarillo and Kindred Rehab Services, Inc., d/b/a RehabCare.

e. Schedule 2.1(c)(ii) is amended to delete that certain Hospital Therapy Services Agreement, dated January 1, 2012, by and between SCCI Hospital Ventures, Inc. d/b/a Kindred Hospital Amarillo and Kindred Rehab Services, Inc., d/b/a RehabCare.

f. Schedule 2.5(a) is deleted in its entirety and replaced with Schedule 2.5 attached hereto as Annex M.

13. Disclosure Schedules.

a. Schedule 4.4(b) of the Disclosure Schedules is amended as follows:

i. with respect to Kindred Rehabilitation Hospital Amarillo, to delete “Guaranty by Kindred Healthcare, Inc. dated May 12, 2003” under the column “Guaranty”;

ii. with respect to Kindred Hospital – Corpus Christi, to delete and replace the text under the column “Guaranty” with “Guaranty by Kindred Healthcare, Inc. dated May 12, 2003”; and

iii. with respect to Kindred Hospital – Richmond, to delete and replace the date “March 25, 2001” with “March 25, 2011” under the column “Lease.”

b. Schedule 4.7(a) of the Disclosure Schedules is deleted in its entirety and replaced with Schedule 4.7(a) attached hereto as Annex N.

c. Schedule 4.8(a) of the Disclosure Schedules is deleted in its entirety and replaced with Schedule 4.8(a) attached hereto as Annex O.

d. Schedule 4.10(d) of the Disclosure Schedules is amended as follows:

i. “BC2033075” is added as the Pharmacy DEA License number of Kindred Hospital Milwaukee; and

ii. the Pharmacy DEA License number for Kindred Hospital Charleston is amended and replaced by “BS7844423.”

14. Miscellaneous. Except for Section 11.2 and Section 11.4, Article XI of the Purchase Agreement is incorporated herein, mutatis mutandis.

15. Ratification. Except as specifically amended herein, all terms and conditions of the Purchase Agreement shall remain in full force and effect, are ratified and confirmed and shall govern the terms of this Amendment.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Amendment have caused their signatures to be set forth below as of the day and year first above written.

SELLER:
KINDRED HEALTHCARE OPERATING, INC.
By:	/s/ Joseph L. Landenwich
Name: Joseph L. Landenwich
Title: Co-General Counsel and Corporate Secretary
PURCHASER:
VIBRA HEALTHCARE II, LLC
By:	/s/ Clint Fegan
Name: Clint Fegan
Title: Secretary
PARENT:
KINDRED HEALTHCARE, INC.
By:	/s/ Joseph L. Landenwich
Name: Joseph L. Landenwich
Title: Co-General Counsel and Corporate Secretary
GUARANTOR:
VIBRA HEALTHCARE, LLC
By:	/s/ Clint Fegan
Name: Clint Fegan
Title: Secretary

Signature Page to Amendment No. 2 to Asset Purchase Agreement

ANNEX A

Sublease – Kindred Hospital Amarillo

ANNEX B

Guaranty – Kindred Hospital Amarillo

ANNEX C

Escrow Agreement

ANNEX D

Lease Termination – Kindred Rehabilitation Hospital Amarillo

ANNEX E

Lease Termination – Kindred Hospital Lafayette and Kindred Hospital Tulsa

ANNEX F

Consent to Sublease – Kindred Hospital Amarillo

ANNEX G

Side Letter Agreement – Kindred Hospital Corpus Christi

ANNEX H

Guaranty – Kindred Hospital Corpus Christi

ANNEX I

Schedule of Assignments of Purchase Agreement

Operations Assignee (Bill of Sale and Assignment)	Real Property Assignee (Deed)
Vibra Hospital of Amarillo, LLC	N/A
Vibra Rehabilitation Hospital of Amarillo, LLC	N/A
Vibra Hospital of Central Dakotas, LLC	N/A
Vibra Hospital of Fargo, LLC	N/A
Post Acute Specialty Hospital of Victoria, LLC	N/A
Post Acute Specialty Hospital of Corpus Christi, LLC	N/A
1. Vibra Hospital of Charleston, LLC (Initial assignee) 2. Health Care REIT, Inc. (Ultimate assignee)	Health Care REIT, Inc.
1. Vibra Hospital of Sacramento, LLC (Initial assignee) 2. Health Care REIT, Inc. (Ultimate assignee)	Health Care REIT, Inc.
1. Vibra Hospital of Springfield, LLC (Initial assignee) 2. HCRI Illinois Properties, LLC (Ultimate assignee)	HCRI Illinois Properties, LLC (Fee interest)
1. Vibra Hospital of Richmond, LLC (Initial assignee) 2. Health Care REIT, Inc. (Ultimate assignee)	Health Care REIT, Inc. (Ground leasehold interest)
Vibra Hospital of Western Massachusetts, LLC	Vibra Healthcare Real Estate II, LLC (Fee interest)
1. Vibra Hospital of Western Massachusetts, LLC (Initial assignee) 2. HCRI Massachusetts Properties Trust II (Ultimate assignee)	HCRI Massachusetts Properties Trust II (Fee interest)
1. Vibra Hospital of Western Massachusetts, LLC (Initial assignee) 2. HCRI Massachusetts Properties Trust II (Ultimate assignee)	HCRI Massachusetts Properties Trust II (Fee interest)
1. Post Acute Specialty Hospital of Lafayette, LLC (Initial assignee) 2. Windrose Lafayette Properties, L.L.C. (Ultimate assignee)	N/A

Operations Assignee (Bill of Sale and Assignment)	Real Property Assignee (Deed)
1. Post Acute Specialty Hospital of Tulsa, LLC (Initial assignee) 2. Windrose Tulsa Properties, L.L.C. (Ultimate assignee)	N/A
1. Post Acute Specialty Hospital of Milwaukee, LLC (Initial assignee) 2. Health Care REIT, Inc] (Ultimate assignee)	Health Care REIT, Inc. (Fee interest)

ANNEX J

SCHEDULE 1.1(a)

Modifications to Real Property Leases

•	Kindred Hospital Fargo:

The Purchaser will receive one extension of two years, extending the term until December 31, 2016, provided that the tenant gives the landlord written notice at least six months prior to the current lease expiration of December 31, 2014.

•	Kindred Hospital Central Dakotas:

The term of the lease will be amended to be from January 1, 2003 to December 31, 2015 and the Purchaser will receive one extension of two years, extending the term to December 31, 2017, on mutual agreement of the tenant and the landlord.

•	Kindred Hospital Victoria:

The lease will be amended to exclude the Guarantor’s existing LTACH facility from the restrictive covenants in Section 37(a) and the non-solicitation of employees in Section 37(c) will except out any general solicitations for employment.

ANNEX K

Schedule 1.1(eeeeeee)

Seller Parties

FACILITY	SELLER PARTY (Licensed Operator)	SELLER PARTY (Real Property Owner)
Kindred Hospital Amarillo	SCCI Hospital Ventures, Inc.
Kindred Hospital – Sacramento	THC - Orange County, Inc.	THC - Orange County, Inc.
Kindred Hospital Springfield	THC - Chicago, Inc.	THC - Chicago, Inc.
Kindred Hospital Lafayette	Lafayette Specialty Hospital, L.L.C.	Lafayette Specialty Hospital, L.L.C.
Kindred Hospital Park View – Central Massachusetts	Springfield Park View Hospital, L.L.C.	KND Real Estate 25, L.L.C.
Kindred Hospital Park View	Springfield Park View Hospital, L.L.C.	KND Real Estate 16, L.L.C.
Kindred Hospital Fargo	SCCI Hospitals of America, Inc.
Kindred Hospital Central Dakotas	SCCI Hospitals of America, Inc.
Kindred Hospital Tulsa	Tulsa Specialty Hospital, L.L.C.
Kindred Hospital – Charleston	Specialty Hospital of South Carolina, Inc.	KND Real Estate 27, L.L.C.
Kindred Hospital Victoria	SCCI Hospitals of America, Inc.
Kindred Hospital – Corpus Christi	Kindred Hospitals Limited Partnership
Kindred Hospital – Richmond	Kindred Hospitals East, L.L.C.	KND Real Estate 28, L.L.C.
Kindred Hospital – Milwaukee	Transitional Hospitals Corporation of Wisconsin, Inc.
Kindred Rehabilitation Hospital Amarillo	RehabCare Group of Amarillo, LP
Kindred Transitional Care and Rehabilitation – The Meadows	Meadows Nursing, L.L.C.	KND Real Estate 25, L.L.C.

ANNEX L

Revised Schedule 2.1(b)

[Please see the attached]

ANNEX M

Schedule 2.5

Facility Purchase Prices

Schedule 2.5

Facility Purchase Prices

Schedule 2.5

Facility	Total Value
Amarillo IRF	$5,800,000
Amarillo LTAC	25,100,000
Central Dakotas	7,500,000
Charleston (Pro Forma)	22,600,000
Corpus Christi	500,000
Fargo	23,500,000
Lafayette	500,000
Milwaukee	10,500,000
Park View Central Mass	10,100,000
Parkview	1,300,000
Richmond	12,000,000
Sacramento	37,500,000
Springfield	10,100,000
The Meadows	1,300,000
Tulsa	8,000,000
Victoria (HIH)	10,200,000
Total	$186,500,000

ANNEX N

Revised Schedule 4.7(a)

ANNEX O

Revised Schedule 4.8(a)